UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Schwartz, Michael G.
   2140 Lake Park Blvd.
   Richardson, TX  75080
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   5/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   President North American
   Distributed Products
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security          2)Trans-  3.Trans-     4.Securities Acquired(A)    5)Amount of       6)Owner-         7)Nature of
                             action    action       or Disposed of (D)          Securities        ship Form:       Indirect
                             Date      Code                   A                 Beneficially      Direct (D)       Beneficial
                             (Month/                          or                Owned at          or               Ownership
                             Day/Year) Code V       Amount    D    Price        End of Month      Indirect (I)
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
Common Stock, par value      5/17/02   A(1) V       28,000    A                 146,143           D
$0.01 per share


                                                                 1





Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-   5)Number of Derivative   6)Date Exercisable and
Security                       or Exercise     action         action     Securities Acquired (A)  Expiration Date
                               Price of        Date           Code       or Disposed of (D)
                               Derivative           --------------------------------------------------------------------------------
                               Security                       Code  V    A                D       Date Exercisable  Expiration Date
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
Non-Qualified Stock Option     $16.21          5/17/02        A     V    42,100                   (2)               12/13/08
(right to buy)




Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative       3)Trans-  7)Title and Amount                 8)Price     9)Number of   10)Owner-        11)Nature of
Security                    action    of Underlying                      of Deri-    Derivative    ship Form:       Indirect
                            Date      Securities                         vative      Securities    Derivative       Beneficial
                                      ---------------------------------  Security    Beneficially  Security:        Ownership
                                                              Amount or              Owned at      Direct (D) or
                                                              Number of              End of Month  Indirect (I)
                                      Title                   Shares
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
Non-Qualified Stock Option  5/17/02   Common Stock,par        42,100                 42,100        D
(right to buy)                        value, $0.01 per share


Explanation of Responses:

(1) Restricted Stock Award.
(2) The option becomes exercisable in three equal annual installments, commencing one year after the date of grant.
 -  Attorney-in-fact pursuant to the power of attorney dated 7/9/99.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Michael G. Schwartz
DATE 6/7/02